EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2011 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Feb. 4, 2011 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the second quarter ended December 31, 2010. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Second Quarter Fiscal 2011 Results

The Company reported total revenues of $1.0 million and a net loss of $3.4 million, or $0.05 per share, for the second quarter of fiscal year 2011, which ended December 31, 2010. This compares to total revenues of $5.1 million and a net income of $0.8 million, or $0.01 per share, for the same period last fiscal year. The decrease of $4.1 million is principally the result of $3.9 million of deferred license fee revenue from the Nycomed Agreement recorded in the three month period ended December 31, 2009.  We had completed our obligations under the Agreement and, accordingly, we recorded the final amortization of the upfront fees deferred under this Agreement in fiscal year 2010. Costs and expenses increased $3.0 million in the second quarter of fiscal 2011 principally from higher research and development expenses mainly from lower expense reimbursements under a collaboration agreement, as well as increased clinical trial and patent related expenses.  The resulting higher operating loss was partially offset by the $2.9 million of other income reported in the second quarter of fiscal 2011 for the Qualifying Therapeutic Discovery Project (QTDP) program awards from the Internal Revenue Service of the Department of Treasury.

For the first half of fiscal year 2011, the Company reported total revenues of $2.5 million and a net loss of $9.9 million, or $0.13 per share. This compares to total revenues of $44.1 million and net income of $32.8 million, or $0.43 per diluted share, for the same period last fiscal year. The decrease in revenue is the result of the fact that the current fiscal period does not reflect any deferred license fee revenues from either the UCB Agreement or the Nycomed Agreement, which were $31.2 million and $10.6 million, respectively, for the six month period ended December 31, 2009.  We had recorded the final amortization of the upfront fees under these Agreements in fiscal year 2010 because we completed our obligations under these Agreements. Costs and expenses were $4.0 million higher in the first half of fiscal 2011 primarily due to increased research and development expenses resulting from lower expense reimbursements under a collaboration agreement, increased clinical trial and patent related expenses and higher G&A expenses as a result of higher legal fees.  As mentioned above, the resulting higher operating loss was partially offset by the QTDP awards.

As of December 31, 2010, the Company had $21.3 million in cash and cash equivalents. In January 2011, the Company received $8.6 million in proceeds from the sale of its two remaining Auction Rate Securities.

"We have been able to maintain our cash utilization rate while continuing to advance our R&D programs," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "We are encouraged with our recently reported results with yttrium-90-labeled clivatuzumab tetraxetan indicating the potential for improved overall survival rates in patients with advanced, inoperable pancreatic cancer, as reported at the 2011 Gastrointestinal Cancers Symposium, and we look forward to confirming these promising results in randomized studies," he added.

Key clinical developments and future planned activities:

Epratuzumab

  UCB has initiated a Phase III program for epratuzumab in lupus in which 2 trials, EMBODY™ 1 and EMBODY™ 2, will each enroll approximately 780 patients with moderate to severe systemic lupus erythematosus. (Please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR12142010.pdf for more information).

  Results from Cancer and Leukemia Group B's Phase II study combining epratuzumab and rituximab as initial therapy for patients with follicular non-Hodgkin's lymphoma were reported in an oral presentation at the 52nd annual meeting of the American Society of Hematology. (For more information, please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR12062010a.pdf).

Veltuzumab

  Nycomed has submitted regulatory filings for a Phase II study of the subcutaneous formulation of veltuzumab in patients with rheumatoid arthritis. The trial is expected to begin patient enrollment in the first quarter of calendar year 2011 in the United States while regulatory approval in Europe is pending.

Clivatuzumab tetraxetan

  Results updated at the 2011 Gastrointestinal Cancers Symposium indicated that treatments with fractionated yttrium-90-labeled clivatuzumab tetraxetan in combination with gemcitabine extend survival of patients with inoperable, advanced pancreatic cancer. (For more information, please refer to the Company's press release at www.immunomedics.com/news_pdf/2011_PDF/PR01212011.pdf).

Milatuzumab

  Preliminary results from a Phase I/II study combining milatuzumab with veltuzumab in patients with relapsed or refractory B-cell non-Hodgkin's lymphoma were presented at the 2010 American Society of Hematology annual meeting. (Please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR12052010.pdf for more information).

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 154 patents issued in the United States and more than 375 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2010	2010
ASSETS
Current Assets:
Cash and cash equivalents	$ 21,329,539	$ 29,533,230
Auction rate securities - current	8,588,000	957,000
Accounts receivable, net of allowance for doubtful accounts	648,136	428,574
Inventory	374,451	534,709
Other receivables	1,311,400	766,441
Prepaid expenses	653,497	449,809
Other current assets	1,077,829	329,928
	33,982,852	32,999,691

Property and equipment, net	3,877,196	4,327,801
Auction rate securities - non-current	--	8,222,154
Value of life insurance policies	570,481	542,463
Other long-term assets	30,000	30,000

	$ 38,460,529	$ 46,122,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses	$ 5,275,514	$ 4,424,216
Other liabilities	1,032,566	979,278
Stockholders' equity	32,152,449	40,718,615

	$ 38,460,529	$ 46,122,109

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Product sales	$ 728,843	910,745	1,859,114	1,678,199
License fee and other revenues	75,000	3,913,800	75,000	41,771,585
Research & development	199,684	271,542	563,234	671,601

Total Revenues	$ 1,003,527	5,096,087	2,497,348	44,121,385

Costs and Expenses	7,519,780	4,474,944	15,713,466	11,732,207

Operating Income (Loss)	(6,516,253)	621,143	(13,216,118)	32,389,178

Interest and Other Income	3,087,188	274,892	3,368,426	559,432

(Loss) Income before Income Tax Expense	(3,429,065)	896,035	(9,847,692)	32,948,610

Income Tax Benefit (Expense)	1,679	(125,672)	(45,223)	(166,656)

Net (Loss) Income	$ (3,427,386)	$ 770,363	$ (9,892,915)	$ 32,781,954

Net (Loss) Income per Common Share:
Basic	$ (0.05)	$ 0.01	$ (0.13)	$ 0.44
Diluted	$ (0.05)	$ 0.01	$ (0.13)	$ 0.43

Weighted average number of common
shares outstanding:
Basic	75,289,346	75,201,777	75,279,240	75,170,736
Diluted	75,289,346	76,902,912	75,279,240	76,871,871
CONTACT: Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com